EXHIBIT 99.1

MONARCH COMMUNITY BANCORP, INC.

ANNOUNCES THIRD QUARTER LOSS, CONTINUED IMPROVEMENT IN ASSET QUALITY

COLDWATER, MICHIGAN, November 1, 2013 - Monarch Community Bancorp, Inc. (OTCQB:MCBF), the parent company of Monarch Community Bank, today announced a loss of ($754,000) for the quarter ended September 30, 2013 compared to a loss of ($615,000) for the same period in 2012. Basic and diluted losses per share for the quarter ended September 30, 2013 were ($1.87) compared to basic and diluted losses per share of ($1.54) (post reverse split) for the same period in 2012. Monarch Community Bancorp also reported net loss available to common shareholders for the first nine months of 2013 of ($2.1) million compared to net loss available to common shareholders ($1.5) million for the same period a year ago. Basic and diluted losses per share for the nine months ended September 30, 2013 were ($5.24) compared to basic and diluted losses per share of ($3.72) (post reverse split) for the same period in 2012.

Highlights of the quarter include the following:

•	The successful raising of $16.5 million in investor funds which will be used to purchase approximately 8,250,000 shares of Monarch Community Bancorp’s newly issued common stock at $2.00 per share. Funds will be used to recapitalize Monarch Community Bank, to retire approximately $8.2 million in TARP obligations for approximately $4.4 million, and to support the ongoing growth of the bank. The funds are currently in escrow, with the funding expected to close in the next 15-20 days.

•	A 66% decline in Non-performing assets from $9.0 million at December 31, 2012 to $3.1 million at September 30, 2013.

•	A decrease in non-performing loans from approximately $23.9 million in September of 2010 to only $2.3 million as of September 30, 2013.

•	A 31 basis point improvement in the net interest margin of 3.73% for the quarter ended September 30, 2013, versus the same period in 2012.

•	The recovery of $453,000 on the sale of a loan note during the third quarter.

•	An increase in salaries and employee benefits of 10%, compared to the same period in 2012, as the bank expands its LPO network and prepares for growth upon the closing of its capital raise.

“We are pleased with the significant progress of the bank, particularly in the successful raising of the $16.5 million in investor funds and the decrease in problem loans. In addition, we are looking forward to the benefits of our planned $1.3 million reduction in annual ongoing expenses, as announced in our October 2, 2013 press release,” stated Richard J. DeVries, President and CEO of Monarch Community Bank and Monarch Community Bancorp, Inc. “These accomplishments reflect a disciplined approach to the management of the bank and position us for future growth and profitability.”

Total interest income decreased from $2.1 million in the third quarter of 2012 to $1.8 million in the third quarter of 2013. This $265,000 decrease is largely due to the decrease in earning assets from period to period, and reflects normal loan amortizations as well as a reduction in higher risk problem loans. Total interest expense declined $212,000 from $495,000 in the third quarter of 2012 to $283,000 in the third quarter of 2013. This was due to the overall cost of funds decreasing by 38 basis points, due principally to a decrease in higher cost Federal Home Loan Bank advances. The combined effect of these changes in interest income and interest expense resulted in third quarter 2013 net interest income before the provision for loan losses decreasing $53,000 when compared to the same period in 2012.

The net interest margin for the third quarter of 2013 increased 31 basis points to 3.73% compared to 3.42% for the same period in 2012. The improvement in the margin continues to be largely due to the decline in cost of funds as management continues to actively monitor its deposit base and borrowings.

Net interest income after the provision for loan losses decreased $98,000 for the three months ended September 30, 2013 compared to the same period in 2012. The Company recorded a Provision for Loan Losses of $50,000 for the third quarter of 2013 compared to $5,000 for the same period a year ago. The Company was able to book lower provisions in both third quarters of 2013 and 2012 due to the availability of excess, unallocated reserves. In the third quarter of 2013 the excess in unallocated reserves was due to the recovery associated with the sale of a loan recognized by the Company in September. In the third quarter of 2012 the excess in unallocated reserves became available because of a drop in historical loss ratios. The drop in historical ratios reflects the migration by the bank from a rolling eight quarter calculation of historical loss ratios to a rolling six quarter calculation. The Company recorded net recovery of $198,000 during the third quarter of 2013 compared to a net charge off of $206,000 for the same period in 2012. Non-performing assets totaled $3.1 million at the end of the third quarter of 2013, compared to $9.0 million at December 31, 2012 and $11.6 million at September 30, 2012.

Non-interest income for the quarter ended September 30, 2013 remained relatively unchanged at $1.0 million compared to the same period a year ago. Even though noninterest income remained relatively unchanged, other income increased $93,000 offset by a decrease in gain on the sale of loans of $67,000 and fees and service charges of $36,000. The increase in other income was largely due to the Company recognizing a gain on the sale of foreclosed assets of $19,000 compared to a loss of $28,000 in the third quarter of 2012 and income adjustment based on the valuation of interest rate lock-in commitments agreements, forward loan sales commitments and closed loan inventory of $42,000 compared to $0 for the same period a year ago. The decrease in gain on sale of loans is largely due to the slow in one-to-four family residential mortgage refinancing activity as rates increased during the third quarter of 2013. Fees and Service charges decreased $36,000 for the quarter ended September 30, 2013 compared to the same period a year ago primarily due to a decrease in income associated fees from the overdraft protection program.

Non-interest income for the nine months ended September 30, 2013 increased $499,000, or 16.45%, from $3.0 million to $3.5 million compared to the same period a year ago. This is mainly attributable to an increase in gain on sale of loans.

Noninterest expense increased $34,000, or 1.1%, for the quarter ended September 30, 2013 compared to the same period a year ago. The increase is primarily due to increases in salaries and employee benefits and other general and administrative costs associated with the addition of loan originators for new offices opened and staff costs such as training, travel and lodging and meals and entertainment associated with business development.

Noninterest expense increased $407,000 for the nine months ended September 30, 2013 compared to the same period a year ago. The increase was primarily due to an increase in salaries and employee benefits and expenses associated with the additional loan production offices. In the beginning of the fourth quarter the Company initiated a cost reduction plan which will reduce annual expenses on an ongoing basis of approximately 1.3 million.

Total assets were $167.9 million at September 30, 2013 compared to $190.3 million at December 31, 2012. Total loans decreased $12.7 million, or 10.0%, to $115.3 million at September 30, 2013 from $128.0 million at December 31, 2012. Deposits decreased $13.1 million, or 7.8%, to $156.3 million at September 30, 2013 from $169.5 million as of December 31, 2012.

Stockholders’ equity decreased by $2.3 million as of September 30, 2013 compared to December 31, 2012. The Bank must meet certain minimum capital requirements to satisfy federal and state laws. Monarch Community Bank’s capital ratios for September 30, 2013 were as follows: Tier 1 leverage ratio of 5.56% and total risk-based ratio of 10.75%. In May of 2010, the Bank agreed with the FDIC to develop a plan to increase its Tier 1 leverage ratio to 9% and total risk-based ratio to 11%. The Bank was considered well capitalized according to the FDIC definition as of September 30, 2013.

Monarch Community Bank is headquartered in Coldwater, Michigan and operates five full service retail offices in Branch, Calhoun and Hillsdale Counties and nine loan production offices in Kalamazoo, Calhoun, Berrien, Ingham, Lenawee, Kent, Livingston and Jackson Counties in Michigan and one in Steuben County, Indiana.

For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market areas; the Company’s implementation of evolving technologies; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contacts:
Richard J. DeVries, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956

Monarch Community Bancorp, Inc.

Condensed Balance Sheet

(Unaudited)

	September 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$23,996	$28,744
Securities	15,729	15,398
Loans	115,733	130,045
Other assets	12,476	16,136

Total assets	$167,934	$190,323

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$156,313	$169,460
Borrowings	59	7,059
Other liabilities	3,370	3,337

Total liabilities	159,742	179,856

Stockholders’ equity	8,192	10,467

Total liabilities and stockholders’ equity	$167,934	$190,323

Monarch Community Bancorp, Inc.

Condensed Statement of Income

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Interest Income	5,622	6,610
Interest Expense	990	1,692

Net Interest Income	4,632	4,918
Provision for Loan Losses	437	58

Net Interest Income After Provision for Loan Losses	4,195	4,860
Noninterest Income	3,533	3,034
Noninterest Expense	9,489	9,082

Income - Before income taxes	(1,761)	(1,188)
Income Taxes	38	—

Net Income	$(1,799)	$(1,188)

Dividends and amortization of discount on preferred stock	$311	$300
Net Income (loss) available to common stock	$(2,110)	$(1,488)

Earnings Per Share
Basic	$(5.24)	$(3.72)

Diluted	$(5.24)	$(3.72)